Exhibit 99

May 30, 2008

CBS CORPORATION RECOMMENDS REJECTION OF "MINI-TENDER" OFFER

FROM TRC CAPITAL

CBS Corporation (NYSE: CBS.A and CBS) today said that it has been notified of an unsolicited, so-called "mini-tender" offer by TRC Capital Corporation to purchase up to 3 million shares of its Class B common stock, representing approximately 0.48 percent of the shares of Class B common stock outstanding. CBS does not endorse TRC Capital's unsolicited mini-tender offer and strongly recommends that stockholders not tender their shares in response to this mini-tender offer. TRC Capital's offer price of $22 net per share represents a 3.93 percent discount to the $22.90 per share closing price of CBS Class B common stock on May 21, 2008, the day prior to the date of the offer.

CBS is in no way associated with TRC Capital Corporation, the mini-tender offer or the offer documentation, and TRC Capital has no obligation to purchase shares tendered if certain conditions exist, including any decrease in the share price or the unavailability of financing for the purchase on terms satisfactory to TRC Capital.

CBS understands that TRC Capital in the past has made similar unsolicited mini-tender offers involving the stock of a number of other companies. According to public documentation, MetLife, Inc., Gannett Co., Inc, Philip Morris International Inc. and other public companies have recommended against similar TRC Capital unsolicited mini-tender offers. These offers by TRC Capital seek to acquire less than 5 percent of a company’s outstanding shares and thereby avoid many procedural and disclosure requirements of the Securities and Exchange Commission (SEC) because they are below the SEC’s threshold to provide such disclosure and procedural protections for investors.

The SEC has issued an investor alert regarding these mini-tender offers, noting that in making the offers at below-market prices "bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC’s advisory may be found on the SEC Web site, at http://www.sec.gov/investor/pubs/minitend.htm .

CBS Class B common stockholders who already have tendered their shares are advised that they may withdraw their shares by providing the written notice described in the TRC Capital offering documents prior to the expiration of the offer currently scheduled for 12:01 AM, New York time on June 20, 2008.

CBS urges investors to:

•	Obtain current market quotations for their shares of Class B common stock,

•	Consult with their financial advisors, and

•	Exercise caution with respect to TRC Capital’s offer.

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CBS encourages stockbrokers and dealers as well as other market participants to review the SEC’s and the New York Stock Exchange’s (NYSE’s) recommendations on the dissemination of mini-tender offers. These recommendations are available on the SEC’s Web site at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in the Information Memo Number 01-27 issued by the NYSE on September 28, 2001 which can be found under the "NYSE Regulation — Rules & Interpretations — Information Memos" tab on the NYSE’s Web site at http://www.nyse.com .

CBS requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), in-store media (CBS Outernet) and motion pictures (CBS Films). For more information, log on to www.cbscorporation.com .

Contacts:

Press:	Investors:
Gil Schwartz	Martin Shea
Executive Vice President, Corporate Communications	Executive Vice President,
(212) 975-2121	Investor Relations
gdschwartz@cbs.com	(212) 975-8571
marty.shea@cbs.com

Dana McClintock	Debra Wichser
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-3718
dlmcclintock@cbs.com	debra.wichser@cbs.com